Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE ACQUIRED BY THOMA BRAVO

PLEASANTON, Calif. – April 17, 2019 – Ellie Mae®, the leading cloud-based platform provider for the mortgage finance industry, announced that it has been acquired by Thoma Bravo, LLC, a leading private equity investment firm, in an all-cash transaction that values Ellie Mae at an aggregate equity value of approximately $3.7 billion. The acquisition was announced on February 12, 2019 and closed today.

Under the terms of the agreement, Ellie Mae shareholders receive $99.00 in cash per share. The price per share represents a 47 percent premium to the company’s 30-day average closing share price and a 49 percent premium to its 60-day average closing price, each as of February 1, 2019. Ellie Mae’s stockholders voted their shares in favor of the transaction on April 15, 2019. With the completion of the acquisition, Ellie Mae’s common stock ceased trading and is no longer listed on the New York Stock Exchange.

“The closing of this transaction represents the beginning of the next chapter in our digital mortgage journey as we work toward our North Star of automating everything automatable for the residential mortgage industry,” said Jonathan Corr, president and CEO of Ellie Mae. “Thoma Bravo brings deep expertise and together we are committed to supporting our lenders’ success, fostering innovation and growth of the Encompass Digital Lending Platform and accelerating our value for our ecosystem of customers, partners and employees.”

“Thoma Bravo has long been impressed with Ellie Mae’s unique position as the leader in mortgage technology solutions. The company’s exceptional products and deep commitment to automate the mortgage process allows it to maintain its prominent position in an industry undergoing an extensive digital transformation,” said Holden Spaht, a Managing Partner at Thoma Bravo. “Our partnership can allow Ellie Mae to accelerate its momentum as it innovates on behalf of lenders and homebuyers with the ultimate goal of helping people achieve the American dream of homeownership.”

J.P. Morgan Securities LLC served as the exclusive financial advisor to Ellie Mae and Cooley LLP served as the legal advisor to Ellie Mae. Jefferies LLC served as financial advisor to Thoma Bravo and Kirkland & Ellis LLP served as legal advisor to Thoma Bravo. Financing for the transaction was being provided by Jefferies Finance LLC.

About Ellie Mae

Ellie Mae is the leading cloud-based platform provider for the mortgage finance industry. Ellie Mae’s technology solutions enable lenders to originate more loans, lower origination costs, and reduce the time to close, all while ensuring the highest levels of compliance, quality and efficiency. Visit or call (877) 355-4362 to learn more.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $30 billion in capital commitments, Thoma Bravo partners with a company’s management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. Representative past and present portfolio companies include industry leaders such as ABC Financial, Blue Coat Systems, Deltek, Digital Insight, Frontline Education, Global Healthcare Exchange, Hyland Software, Imprivata, iPipeline, PowerPlan, Qlik, Riverbed, SailPoint, SolarWinds, SonicWall, Sparta Systems, TravelClick and Veracode. The firm has offices in San Francisco and Chicago. For more information, visit thomabravo.com.

PRESS CONTACTS

Erica Harvill

Ellie Mae, Inc.

(925) 227-5913

Erica.Harvill@elliemae.com

Matthew Gorton

Hiltzik Strategies

(212) 776-1161

mgorton@hstrategies.com

IR CONTACT

Alex Hughes

VP, Investor Relations

Ellie Mae, Inc.

(925) 227-7079

IR@elliemae.com

Lisa Laukkanen

The Blueshirt Group for Ellie Mae, Inc.

(415) 217-4967

lisa@blueshirtgroup.com

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© 2019 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, Mavent®, Velocify®, the Ellie Mae logo and other trademarks or service marks of Ellie Mae, Inc. appearing herein are the property of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.